Exhibit 10.4
Execution Version
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this “Agreement”), is made and entered into and effective as of [●], 2023 (the “Effective Date”), by and between UL LLC, a Delaware limited liability company (“UL”), and ULSE Inc., a Delaware nonprofit nonstock corporation (“Licensee”). UL and Licensee are each referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, UL and Licensee, or their predecessors in interest, have previously used certain UL names and marks and variations thereof in association with various fields of activity, including safety science research activities, conformity assessment testing, inspection and certification, auditing, advising, standards development, educational outreach and advocacy all in furtherance of the shared mission of “Working For a Safer World”;
WHEREAS, UL, Licensee and other entities in the Underwriters Laboratories’ family of companies determined that it was appropriate, desirable and in the best interests of such entities to separate elements of their respective businesses and activities, and to have certain entities be responsible for different elements of such businesses and activities, including safety science research activities, standards development and advocacy activities, and testing, inspection and certification activities, and the appropriate entities entered into certain documents to effectuate such restructuring effective as of November 30, 2021 (the “Restructure”); and
WHEREAS, in connection with the separation of such activities pursuant to the Restructure, Licensee desires to license from UL certain intellectual property rights and UL desires to license such rights to Licensee under the terms of this Agreement and in accordance with shared usage guidelines.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:
1    DEFINITIONS AND RULES OF CONSTRUCTION.
1.1    Definitions. Capitalized terms appearing in this Agreement shall have the meaning set forth or referred to below and shall be equally applicable to the singular and plural forms:
“Affiliate” means (i) with respect to UL, (a) UL Solutions Inc. and (b) any Subsidiary of UL Solutions Inc. except for UL; and (ii) with respect to Licensee, (a) any Subsidiary of Licensee and (b) any Person that is directly or indirectly Controlled by, in Control of or under common Control with Licensee, but in each case excluding UL Solutions Inc. and any Subsidiary of UL Solutions Inc. A Person shall cease to be an Affiliate of UL or Licensee, as applicable, if the applicable foregoing conditions no longer apply.
“Agreement” has the meaning set forth in the first paragraph.
“Applicable Law” means (i) any statutes, laws, rules, regulations, as well as any written guidance of any federal, state or local governmental authority and self-regulatory organization having jurisdiction over a party, its business, and activities (“Governmental Authority”), (ii) any approvals of a Governmental Authority, (iii) any orders, regulatory notices, advisory or interpretive opinions, injunctions, judgments, awards, or agreements or understandings entered into with or issued by a Governmental Authority, and (iv) any orders, decisions, advisory or interpretative opinions or guidance, injunctions, writs, judgments, awards, decrees of, or agreements with, any Governmental Authority.
“Arbitrator” has the meaning set forth in Section 13.3.
“Brand Governance Forum” has the meaning set forth in Section 7.

“Brand Guidelines” means the Brand Usage Guidelines attached as Exhibit B that govern the Parties’ use of the UL Masterbrand and other brand elements derived therefrom or related thereto, as they may be updated, modified, supplemented or amended from time to time by or on behalf of UL in accordance with this Agreement; provided that each such update, modification, supplement and amendment shall apply equally to UL and all licensees, to the extent applicable, as set forth in Section 4.4.
“Business Day” means any day other than Saturday, Sunday, or any other day upon which commercial banks in Illinois are authorized to close, or are in fact closed, for business.
“Circle Logo” has the meaning set forth in the definition of UL Masterbrand.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities, partnership interests or member interests, through other ownership or membership interests or membership rights, or by contract or otherwise) and “Controlled” and “Controlling” shall have corollary meanings.
“Disclosing Party” has the meaning set forth in Section 12.1.
“Dispute” has the meaning set forth in Section 13.1(a).
“Effective Date” has the meaning set forth in the first paragraph.
“Governmental Authority” has the meaning set forth in the definition of Applicable Law.
“Legacy Uses” has the meaning set forth in Section 2.5(b).
“Legal Request” has the meaning set forth in Section 12.3.
“Licensed Brand Assets” means collectively the Licensed Marks, Licensed Domain Names, Licensed Social Media Handles and Licensed Trade Names.
“Licensed Domain Names” means domain names that incorporate any of the Licensed Marks, or any abbreviations thereof set forth on Exhibit F, including those set forth on Exhibit C.
“Licensed Marks” means those trademarks, service marks and other marks containing the UL Masterbrand or variations or elements thereof that (i) have previously been approved by UL and are set forth on Exhibit F, or (ii) are hereafter approved by UL in accordance with the terms of (and thus added to the scope of rights granted under) this Agreement.
“Licensed Social Media Handles” means social media tags, handles, identifiers, names, labels and accounts for each of the foregoing that incorporate any of the Licensed Marks, or any abbreviations thereof set forth on Exhibit F.
“Licensed Trade Names” means Trade Names that incorporate any of the Licensed Marks, including those set forth on Exhibit D.
“Licensee” has the meaning set forth in the first paragraph and includes its permitted successors and permitted assigns.
“Losses” means claims, demands, judgments, awards, settlements, fines, penalties, liens, liabilities, losses, costs, damages and expenses, including costs of investigation, reasonable attorneys’ fees, disbursements and court costs.
“New Asset Request” has the meaning set forth in Section 2.6(a).

“New Brand Assets” has the meaning set forth in Section 2.6.
“New Elements” has the meaning set forth in Section 2.6(b).
“Notice of Non-Compliance” has the meaning set forth in Section 4.2.
“Parties” and “Party” have the meanings set forth in the first paragraph.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, partnership or other entity, including any Governmental Authority.
“Quality Issues” has the meaning set forth in Section 4.2.
“Reasonable Efforts” means with respect to a given goal, the efforts consistent with, inter alia, the greater of: (i) the practice that those in that Party’s industry, who are desirous of achieving the goal, would pursue to achieve the goal; or (ii) what a reasonable person in the position of the Party pursuing that goal, would pursue to achieve it.
“Receiving Party” has the meaning set forth in Section 12.1.
“Standards Field of Use” means the provision of standards development and advocacy services relating to health, safety and/or environmental resiliency and sustainability, including business, charitable and educational activities relating thereto such as public dissemination, marketing, advertising and promotional activities.
“Sublicensee” has the meaning set forth in Section 2.4.
“Subsidiary” means, with respect to a Person, a Person that is directly or indirectly Controlled by such Person.
“Suspension Event” has the meaning set forth in Section 11.2.
“Term” has the meaning set forth in Section 11.1.
“Territory” means the United States of America, including its territories and possessions.
“Trade Name” means a name under which a commercial enterprise operates to identify itself, including a business name, company name, fictitious name or d/b/a (doing business as).
“UL” has the meaning set forth in the first paragraph and includes its permitted successors and permitted assigns.
“UL Competitor” means a Person that is materially engaged in (i) testing, inspection and certification of products, components, assets or systems, (ii) selling subscription and license-based software and advisory services to customers to support risk management, sustainability or compliance processes or (iii) other businesses reasonably determined by the board of directors of UL Solutions Inc. to be related to the foregoing lines of business.
“UL Masterbrand” means each of (i) the iconic UL + circle logo (“Circle Logo”) and (ii) the UL word block, each as depicted in Exhibit A.
“Uncured Quality Issues” has the meaning set forth in Section 4.2.
“Unresolved Dispute” has the meaning set forth in Section 13.1(b).
1.2    Construction. All references in this Agreement to Sections, Exhibits and Schedules shall be deemed to be references to Sections, Exhibits and Schedules to this Agreement unless the context otherwise requires. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement (and, for purposes of clarification, references to this “Agreement” shall include all

Exhibits and Schedules attached hereto). Any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “or” is not exclusive and shall have the meaning represented by the term “and/or.” The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument, statute, rule or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, rules or regulations) by succession of comparable successor statutes, rules or regulations and references to all attachments thereto and instruments incorporated therein. In the event of any conflict between the terms and provisions of the main body of this Agreement and any Exhibit or Schedule hereto, the terms and provisions of the main body of this Agreement shall prevail.
2    LICENSE AND SCOPE.
2.1    Effect on Prior Agreement. As of the Effective Date, this Agreement constitutes the entire agreement and understanding between the Parties to this Agreement and supersedes all prior and contemporaneous agreements, promises, negotiations and understandings between the Parties, whether oral or written, express or implied with respect to the subject matter of this Agreement.
2.2    Grant of License; Exclusivity.
(a)    Subject to the terms and conditions of this Agreement, UL hereby grants to Licensee, and Licensee accepts from UL, a limited, non-transferable (subject to Section 14), exclusive (even as to UL or any other Person), non-terminable (except as set forth herein), royalty-free, fully paid-up right and license for Licensee to use the Licensed Brand Assets during the Term and throughout the Territory in the Standards Field of Use.
(b)    During the Term, UL covenants that it shall not, nor shall it authorize its Affiliates or any other Person (except to the extent set forth in this Agreement) to use for any purpose: (i) the Licensed Brand Assets (other than the UL Masterbrand) or (ii) the UL Masterbrand (or any mark that contains the UL Masterbrand) in the color Bright Green (CMYK: 81/0/93/0, Pantone: 7481, RGB: 0/164/81, Hex: 00A451) of the Licensed Mark or any confusingly similar color not expressly permitted within the Brand Guidelines color palette (except for any environment or sustainability related marks and badges). Notwithstanding the foregoing, (A) UL may use the Licensed Brand Assets to convey the Parties’ relationship and in any co-branding scenario with Licensee and/or Underwriters Laboratories Inc. or their respective Affiliates, and (B) Licensee may use the UL SOLUTIONS logo mark to convey the Parties’ relationship and in any co-branding scenario with UL and/or Underwriters Laboratories Inc. or their respective Affiliates.
2.3    Reservation of Rights. Except as expressly stated in this Agreement, no rights, ownership interest or licenses, express or implied, are granted to Licensee with respect to the Licensed Brand Assets, either directly or by implication, estoppel or otherwise, and all such rights and ownership interests are reserved to UL.
2.4    Limited Right to Sublicense. Licensee shall not sublicense any of the Licensed Brand Assets during the Term and in the Territory to any other Person without UL’s prior written consent, except that Licensee may sublicense to third Persons who are collaborating on projects with Licensee (e.g., universities, government agencies and law enforcement agencies) with respect to the Standards Field of Use and/or third Person representatives of Licensee that are engaged by and acting on behalf of Licensee in furtherance of Licensee’s activities with respect to the Standards Field of Use, including third Persons providing marketing, promotional or support services or products to Licensee (each, a “Sublicensee”). UL’s approval shall be required for any other potential sublicensees, and thus Licensee shall notify UL of its desire to enter into any sublicense agreement and UL will have thirty (30) days thereafter to request any additional information and to notify Licensee whether or not it consents to such sublicense. If UL has not responded prior to the end of such thirty (30)-day period, such sublicense shall be deemed approved and shall be considered a Sublicensee. Licensee may only grant sublicenses to the Licensed Brand Assets to Sublicensees in writing on a non-exclusive, non-transferable, revocable and terminable basis and all remaining terms shall be further limited solely to the rights granted to Licensee herein. Notwithstanding the foregoing, Licensee shall not grant a sublicense of any rights or licenses (i) to which it is not granted rights hereunder, (ii) to any UL Competitor, or (iii) to any third Person whose exercise thereof either UL and/or Licensee believes (in their respective reasonable judgment) would reasonably be expected to have an adverse effect on the UL Masterbrand, any of the Licensed Brand Assets, or any goodwill associated therewith or the business and/or reputation of UL. Licensee will enforce all of its rights under each agreement with a Sublicensee in relation to the Licensed Brand Assets, including as may be reasonably required by UL. Licensee will not be relieved of any of its obligations hereunder with respect to any sublicense to a Sublicensee and will be responsible for any action (or inaction) of each Sublicensee with respect to any such sublicense as if such action (or inaction) were an action (or inaction) of Licensee as relates to the Licensed Brand Assets. Licensee shall require that each Sublicensee not further sublicense or otherwise transfer or grant to any other party any of the rights granted to it without Licensee’s prior written consent. Notwithstanding any other provision in this Agreement, under no circumstances will Licensee permit any Sublicensee to use the Circle Logo by itself except to the extent Licensee is permitted to do so in accordance with this Agreement.
2.5    Express Limitations of Scope of License; Legacy Uses.
(a)    Licensee acknowledges and agrees that: (i) the Circle Logo in the form attached hereto as Exhibit A is registered and utilized by UL as a certification mark; (ii) the rights licensed hereunder do not include the right to use the Licensed Marks as certification marks; (iii) Licensee may not use the Circle Logo except (A) as part of the Licensed Marks or with such additional elements, variations or modifications thereto as have been approved by UL in accordance with the terms hereof; (B) in a non-trademark usage on building signage where space or visibility constraints limit the ability to use the Licensed Mark; and (C) as otherwise agreed between the Parties; and (iv) Licensee will not take any action that does, or would reasonably be expected to, prohibit or limit UL in any way from using the Circle Logo as a certification mark.
(b)    The Parties acknowledge that, prior to the Effective Date, Licensee, its Affiliates and Sublicensees have historically used the Circle Logo as well as the Licensed Marks (such uses, the “Legacy Uses”). The Parties agree and acknowledge that subject to the operation of Section 2.5(a), a reasonable transition time may be needed to cease Legacy Uses, including after the Effective Date. Accordingly, the Parties will, subject to the operation of Section 2.5(a), address such Legacy Uses transition pursuant to the Brand Governance Forum. Specifically and without limitation, with respect to Legacy Uses on published standards, the Parties agree to discuss pursuant to Section 7 a transition by which, after a reasonable transition time, when a standard is updated or a first edition is published, the Legacy Use will be transitioned to use of a mark which is compliant with the Brand Guidelines or otherwise agreed to by the Licensor.
(c)    Licensee may not use or authorize the use of any of the Licensed Brand Assets for any purpose other than pursuant to the express terms and conditions of this Agreement or as otherwise expressly authorized by UL in a signed writing separate from this Agreement.
2.6    New Brand Assets. If Licensee desires to create any new brand assets that are based on and/or incorporate elements of the UL Masterbrand or the Licensed Brand Assets for use in the Standards Field of Use (“New Brand Assets”), Licensee shall (i) ensure that any such proposed New Brand Assets conform to the then-current Brand Guidelines (as reasonably determined by UL), and (ii) submit each New Brand Asset in advance in writing to UL for its approval, and UL will review such submission pursuant to the procedure described in this Section 2.6. Licensee may not use a New Brand Asset unless and until such asset is approved by UL in accordance with this Section 2.6.
(a)    In order to obtain approval for any proposed New Brand Asset: (i) Licensee shall make the request by giving notice to UL at least sixty (60) days prior to any proposed use; (ii) the request shall be in writing and shall include copies of the proposed New Brand Asset and a description of the general manner of use; (iii) the request shall be sent to the then-current members of UL’s brand team (with a copy to UL’s Lead Counsel, Trademarks & Marketing) at the address set forth below (and such other individuals as UL may notify Licensee of from time to time); and (iv) Licensee shall simultaneously submit such request by using the electronic submission system designated by UL (if such electronic submission system is then available) (collectively, a “New Asset Request”).
(b)    UL will notify Licensee in writing of its decision to approve or reject the New Asset Request as soon as practicable under the circumstances, but in no event later than thirty (30) days after receipt of such New Asset Request, unless the Parties reasonably agree to extend such thirty (30) day period if reasonably requested by UL so as to afford UL the opportunity to complete its review (for example, in order to complete any clearance searches or likelihood of confusion analyses). If UL notifies Licensee that the New Asset Request has been rejected, UL shall specify its reasons for such rejection in such notice and UL will provide Licensee with copies of any preliminary trademark search and/or full trademark search it conducted in connection with its review. Licensee may thereafter elect to start the approval process anew with a different New Asset Request. If UL fails to approve or reject the New Asset Request within the notification period, the New Asset Request shall be deemed approved. Licensee may also request that UL reconsider its decision to reject a New Asset Request, but the final determination of whether to approve or reject a New Asset Request shall remain with UL. UL makes no representations or warranties with respect to any new, modified or additional elements contained in such New Brand Asset (“New Elements”).
(c)    If UL approves a New Brand Asset, such New Brand Asset shall be considered a Licensed Brand Asset for all purposes hereunder and the applicable exhibit hereto shall be deemed automatically to include such New Brand Asset. Such New Brand Asset shall be owned by UL, and Licensee’s use of such New Brand Asset shall be in accordance with the terms of this Agreement. Such approval shall not be contingent upon the payment of any extra fee or royalties to UL; provided, however, the costs and expenses related to UL’s searching, performing due diligence on, evaluating, prosecuting or otherwise obtaining, registering, maintaining and enforcing such New Brand Asset shall be governed by Sections 3.2 and 3.3.
(d)    Notwithstanding any provisions of this Section 2.6, Licensee is not prohibited from using the Licensed Brand Assets in connection with one or more generic or descriptive words used in a generic sense and not as source identifiers, and is not required to seek permission from UL to do so; provided, however, such use shall be otherwise in accordance with the terms, conditions and limitations of this Agreement.
3    OWNERSHIP AND PROTECTION OF BRAND ASSETS.
3.1    Ownership.  As between UL and Licensee, UL is the sole and exclusive owner of all right, title and interest in and to the UL Masterbrand and the Licensed Brand Assets in the Territory and all the goodwill associated therewith. Licensee’s usage of the Licensed Brand Assets, including all goodwill and any additional value created by such usage of the Licensed Brand Assets, shall inure solely to the benefit of UL. Nothing in this Agreement shall be construed as granting to Licensee, nor shall Licensee be construed as retaining, any rights, title or interests in or to any of the Licensed Brand Assets other than Licensee’s rights, as identified herein, to use the Licensed Brand Assets in accordance with this Agreement. During the

Term, Licensee shall not, and shall require Sublicensees not to: (a) use any of the Licensed Brand Assets except as permitted hereunder; (b) apply to register or cooperate in any effort by any third party to register any of the Licensed Brand Assets or any trademarks, service marks, domain names or Trade Names containing the UL Masterbrand or that are confusingly similar to or a colorable imitation of the UL Masterbrand anywhere in the world in connection with any products or services, except as specifically permitted under this Agreement; or (c) challenge or participate in any challenge of UL’s rights in any of the Licensed Brand Assets and UL Masterbrand.
3.2    Procurement and Maintenance of Trademark Registrations.  As between UL and Licensee, UL shall have the sole right to, and shall use Reasonable Efforts to, register, prosecute and/or maintain each of the Licensed Marks. Licensee may request that UL register approved New Brand Assets that are Licensed Marks at anytime and anywhere in the Territory, and UL shall use Reasonable Efforts to procure, register and maintain such New Brand Assets in UL’s name. All actual, direct, out-of-pocket third party costs and expenses related to UL’s searching, prosecuting or otherwise obtaining, registering and maintaining the Licensed Marks shall be borne by Licensee to the extent that bearing such costs and expenses will neither result in excise tax penalties under Chapter 42 of the Code nor otherwise be reasonably likely to negatively impact the tax exempt status of Licensee. Without limiting UL’s obligations or Licensee’s rights hereunder, if UL fails to do any of the foregoing, Licensee may do so on UL’s behalf at Licensee’s cost and expense following written notice to UL, and in the name of UL (to the extent permitted by Applicable Law). Additionally, UL may not withdraw or abandon any application or registration of any of the Licensed Marks (including any New Brand Assets) without Licensee’s prior written consent, in Licensee’s commercially reasonable judgment.
3.3    Procurement and Maintenance of Domain Names, Social Media Handles and Trade Names.  As between Licensee and UL, Licensee shall be responsible for procuring, and shall use Reasonable Efforts to maintain, all Licensed Domain Names, Licensed Social Media Handles and Licensed Trade Names, all of which shall be for the benefit of UL. All third party costs and expenses directly related to such procurement and maintenance shall be borne by Licensee to the extent bearing such costs and expenses will neither result in excise tax penalties under Chapter 42 of the Code nor otherwise be reasonably likely to negatively impact the tax exempt status of Licensee. If Licensee intends not to renew any Licensed Domain Name, Licensed Social Media Handle or Licensed Trade Name that it has registered for the benefit of UL (including any registered prior to the date hereof), it shall notify UL in writing no later than ninety (90) days prior to expiration of the registration for such Licensed Domain Name, Licensed Social Media Handle or Licensed Trade Name. UL may elect to renew such Licensed Domain Name, Licensed Social Media Handle or Licensed Trade Name in its sole discretion and thereafter shall maintain any such Licensed Domain Name, Licensed Social Media Handle or Licensed Trade Name at its sole discretion, cost and expense.
3.4    Enforcement by UL.  Subject to Section 3.5, UL shall, in its sole discretion, have the exclusive right to sue for any infringement or dilution of any of the Licensed Brand Assets or take any other enforcement or similar action in connection therewith, including routine enforcement actions not rising to the level of litigation (e.g., administrative procedures such as proceedings under the ICANN Uniform Domain Name Dispute Resolution Policy or customs or police actions). All costs and expenses related to UL’s enforcement of the Licensed Brand Assets pursuant to this Section 3.4 shall be borne by UL and UL shall retain any monetary proceeds from such enforcement. Licensee shall inform UL in writing of any infringement or dilution or suspected infringement or dilution of the Licensed Brand Assets (including any counterfeit uses thereof) that comes to its attention at any time; such notice shall also state whether the Licensee considers such infringement or dilution to be material.
3.5    Enforcement by Licensee.  If UL elects not to take action pursuant to Section 3.4 within thirty (30) days after UL has received notice of infringement or dilution with respect to identified Licensed Brand Assets, Licensee may request approval from UL to initiate a suit or other enforcement action, at Licensee’s sole cost and expense, and the Parties’ respective legal representatives will promptly meet to discuss the merits and legal risks of any such suit or other enforcement action. UL will approve (or disapprove) such request within fifteen (15) days after Licensee’s request therefor. Licensee acknowledges and agrees that UL may disapprove such request if Licensee does not meet and discuss with UL the merits and legal risks of such suit or other enforcement action as reasonably requested by UL. If UL does not respond to or disapprove Licensee’s request within fifteen (15) days following Licensee’s request, the suit or other enforcement action shall be deemed to be approved by UL. If approved or deemed approved in accordance with the previous sentence, Licensee may proceed with such suit or action and UL shall reasonably cooperate with Licensee with regard to such suit or action (including to enable Licensee to meet standing requirements). Licensee may not settle any such suit or enter into any other agreement affecting the UL Masterbrand, any of the Licensed Brand Assets and/or UL’s rights in them without UL’s prior written approval. Licensee shall retain any monetary proceeds from such suit or action it institutes at its sole expense pursuant to this Section 3.5.
3.6    Third-party Infringement Claims and Lawsuits.  Licensee shall report to UL within five (5) Business Days all information in its possession relative to any actual or threatened (in writing) suit, claim or other proceeding relating to the Licensed Brand Assets brought or threatened to be brought against Licensee, any of its Affiliates or any of Licensee’s Sublicensees. UL shall have the right to control the defense of any such suit, claim or other proceeding including any settlement or resolution thereof which UL must elect to do within ten (10) Business Days after any such report by Licensee to UL. If UL elects to defend any such suit, claim or other proceeding, Licensee shall have the right, at its sole cost and expense, to participate in the defense of any such suit in cooperation with UL and otherwise subject to the terms, conditions and limitations of this Agreement. Licensee shall notify the carrier of insurance required under Section 3.9 promptly upon learning of any such actual or threatened claim, suit or other proceeding, in full compliance with all terms, conditions and requirements for coverage under such insurance policy.
3.7    Management of the UL Masterbrand and Licensed Brand Assets.  In order to protect and preserve the UL Masterbrand and Licensed Brand Assets, Licensee agrees to cooperate and comply with all reasonable measures undertaken by UL to review and evaluate the portfolio of Licensed Brand Assets, including a semi-annual review, on the dates reasonably set by UL, of the current and future planned use, or planned cessation of use, of any of the Licensed Brand Assets and to otherwise reasonably cooperate and provide assistance with the administrative activities related thereto.
3.8    Inspection Rights. No more than once in any calendar year (unless good cause exists therefor) and upon at least thirty (30) days’ prior written notice, UL shall have the right to: (a) inspect records related to the Licensed Brand Assets; (b) request and receive from Licensee specimens of Licensee’s use of the Licensed Brand Assets; and (c) require Licensee to inspect Sublicensees authorized to use the Licensed Brand Assets under this Agreement. Licensee shall perform and cooperate fully in any such inspection. Any information or materials obtained by or provided to UL shall be Licensee’s Confidential Information.
3.9    Insurance. Licensee shall procure and maintain in force during the Term and for a period of three (3) years thereafter, or otherwise be the beneficiary of, a commercial general liability policy which shall include personal and advertising injury liability, and contractual liability as provided under ISO form CG 00 01. The insurance policy shall be issued by an insurance company or companies that maintain a minimum rating of A-VII by the A.M. Best Company or its equivalent. Such commercial general liability insurance policy shall be maintained with a limit of at least $3,000,000 (three million) USD each occurrence and in the annual aggregate. All such policies shall name UL as an additional insured, provided that naming UL as an additional insured will neither result in excise tax penalties under Chapter 42 of the Code nor otherwise be reasonably likely to negatively impact the tax exempt status of Licensee.
4    QUALITY CONTROL.
4.1    Licensee’s Use Subject to UL’s Quality Control.  Licensee acknowledges that:
(a)    Licensee is familiar with the high standards, quality, style, and image of UL’s brand, services, content, and other lines of business;

(b)    the use of the Licensed Brand Assets by Licensee is subject to (i) the terms and requirements of this Section 4 regarding product and service quality and mark usage, and (ii) the Brand Guidelines;
(c)    Licensee shall cooperate and comply in good faith with commercially reasonable quality control measures undertaken by or at the request of UL in order to preserve or protect the integrity of the Licensed Brand Assets and the UL Masterbrand;
(d)    Licensee shall not intentionally produce or allow to be produced poor quality product or services that would reasonably be expected to damage the Licensed Brand Assets or the UL Masterbrand;
(e)    Licensee shall not take any action that would reasonably be expected to materially and adversely impact the Licensed Brand Assets or the UL Masterbrand; and
(f)    Licensee shall only use the Licensed Brand Assets in connection with services that comply in all material respects with all Applicable Laws in the respective jurisdictions in which such products or services are advertised, marketed, sold or distributed.
4.2    Non-Compliance and Cure.  If UL determines that Licensee, or any Sublicensee is not in compliance with this Section 4, then UL may notify Licensee of such non-compliance (a “Notice of Non-Compliance”). Each Notice of Non-Compliance shall be in writing and shall set forth with sufficient particularity a description of the nature of the non-compliance (“Quality Issues”), and may include requested actions for curing such Quality Issues. Licensee shall promptly correct all of the Quality Issues identified in any Notice of Non-Compliance, provided that if Licensee (i) reasonably believes that the applicable Quality Issues identified cannot be cured or otherwise resolved within thirty (30) days after receipt of such notice from UL, or (ii) reasonably disputes that it, or a Sublicensee is not in compliance with this Section 4, Licensee shall notify UL and the Parties will use the then-existing brand governance system and procedures described in Section 13.1 to discuss in good faith a proposed cure plan, including a reasonable cure period under the circumstances, or the resolution of any dispute regarding non-compliance, as applicable. If the Parties are unable to agree on a cure plan, or whether Licensee, or any Sublicensee is not in compliance, following such good faith discussions pursuant to Section 13.1, then such Quality Issues shall be deemed uncured (“Uncured Quality Issues”) and the provisions in Section 11.2 will apply and the Parties may proceed to arbitration under Section 13.
4.3    Mark Usage. Licensee shall use the Licensed Marks in accordance with UL’s standards for mark usage as set forth in the Brand Guidelines. Mark usage that fully complies with the Brand Guidelines shall be considered to comply with this Section 4.3.
4.4    Modification to Brand Guidelines. Unless the Parties otherwise agree, UL, in its sole discretion, reserves the right to modify the Brand Guidelines from time to time and, upon notification of any such modification, Licensee will be given a reasonable period of time to transition its use to comply with the updated Brand Guidelines, provided that UL shall also be obligated to comply with any modifications that apply to UL’s use of the UL Masterbrand. UL shall use Reasonable Efforts to consult with Licensee prior to and/or during the process of modifying the Brand Guidelines; provided, however, the right to modify remains in UL’s sole discretion. Notwithstanding anything to the contrary set forth in this Section 4.4, in no event shall UL modify the Brand Guidelines in such a manner that results or is reasonably likely to result in a material adverse effect on Licensee’s ability to exercise the rights granted under this Agreement. In the event of any modification of the Brand Guidelines, UL shall promptly provide Licensee with the modified Brand Guidelines, and upon receipt by Licensee thereof, Exhibit B will be immediately and automatically modified to include such Brand Guidelines. Licensee shall, and shall cause Sublicensees to conform all uses of the Licensed Brand Assets in accordance with the Brand Guidelines, as amended, as soon as reasonably practicable and in no event later than six (6) months after Licensee’s receipt thereof with regard to use for marketing materials and all uses in connection with Licensee’s services. In no event shall Licensee or any Sublicensee be required to modify or destroy or cease use of any tangible materials utilizing the Licensed Brand Assets that were created prior to such modified Brand Guidelines being provided to Licensee and six (6) months thereafter.
4.5    Brand Guidelines Interpretation. Notwithstanding anything to the contrary set forth in this Agreement, in the event of any inconsistency between the Brand Guidelines (including as they may be modified from time to time in accordance with Section 4.4), on the one hand, and the terms of this Agreement, on the other hand, the terms of this Agreement shall control.
4.6    Copyrighted Materials. Licensee’s ownership of any copyrighted materials incorporating the Licensed Brand Assets is subject to the rights granted by UL hereunder and UL’s ownership of underlying Licensed Brand Assets.
5    REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY.
5.1    Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party that:
(a)    Such Party has the full legal right, title, interest, power and authority to enter into this Agreement and to perform its legal obligations hereunder, and has taken all necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms; and
(b)    The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with or violate any requirement of Applicable Laws and do not conflict with, or constitute a default under, any contractual obligation of such Party.
5.2    UL Additional Representations and Warranties.  UL represents and warrants to Licensee that: (a) it has and shall maintain the right to grant Licensee the rights granted hereunder without the consent of any other Party; (b) the Licensed Brand Assets (excluding any New Elements) do not infringe, misappropriate, violate or dilute any trademark, service mark, other proprietary designation or other intellectual property rights of any third party; and (c) as of the date hereof, there are no current, pending, or, to the knowledge of UL, threatened claims alleging that the Licensed Brand Assets infringe, misappropriate, violate or dilute or violate any trademark, service mark, other proprietary designation or other intellectual property rights of any third party.
5.3    Licensee Additional Representations and Warranties.  Licensee represents, warrants and covenants to UL that all its activities and services in the Standards Field of Use comply in all material respects with all Applicable Laws and all other terms, conditions and limitations set forth in this Agreement.
5.4    No Implied Warranties; Disclaimer of Damages; Limitation on Liability; Exceptions.
(a)    EXCEPT AS EXPRESSLY SET FORTH HEREIN AND AS MAY BE REQUIRED BY APPLICABLE LAW, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND AS MAY BE REQUIRED BY APPLICABLE LAW, ALL MATERIALS PROVIDED BY UL HEREUNDER ARE PROVIDED “AS IS” AND “WITH ALL FAULTS.”
(b)    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS SET FORTH IN SECTION 5.4(d), NO PARTY TO THIS AGREEMENT WILL BE LIABLE FOR ANY LOST OR ANTICIPATED REVENUE, INCOME, PROFITS OR SAVINGS, OR INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OF

ANY OTHER PARTY ARISING OUT OF OR RELATED TO ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER A CLAIM FOR SUCH DAMAGES IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), EVEN IF A PARTY IS ADVISED OF THE POSSIBILITY OF OR COULD FORESEE SUCH DAMAGES.
(c)    EXCEPT AS SET FORTH IN SECTION 5.4(d), THE CUMULATIVE AGGREGATE LIABILITY UNDER THIS AGREEMENT OF UL ON THE ONE HAND AND LICENSEE ON THE OTHER WILL NOT EXCEED [$1,000,000].
(d)    THE DISCLAIMER OF DAMAGES AND LIMITATIONS ON LIABILITY CONTAINED IN SECTIONS 5.4(b) AND 5.4(c) SHALL NOT APPLY TO (i) A PARTY’S INDEMNIFICATION, DEFENSE AND HOLD HARMLESS OBLIGATIONS HEREUNDER, (ii) LOSSES INCURRED DUE TO A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, AND/OR (iii) LOSSES INCURRED DUE TO A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
6    DEFENSE AND INDEMNIFICATION.
6.1    By Licensee. To the extent Licensee’s performance of its obligations set forth in this Section 6.1 will neither result in excise tax penalties under Chapter 42 of the Code nor otherwise be reasonably likely to negatively impact the tax exempt status of Licensee, Licensee shall defend, indemnify and save harmless UL, its Affiliates, and its and their respective members, trustees, officers, directors, employees, agents, successors and assigns from and against any Losses to the extent arising out of or resulting from any third Person claim based upon or relating to:
(a)    any breach by Licensee of any of the agreements, terms, covenants or conditions of this Agreement to be performed by Licensee or any breach of any representation or warranty made by Licensee in this Agreement;
(b)    use of the New Brand Assets, but only to the extent of the New Elements added to the initial Licensed Brand Assets by Licensee as permitted hereunder;
(c)    any unauthorized use of any Licensed Brand Assets hereunder;
(d)    any act or omission by a Sublicensee that would constitute a breach of this Agreement if such act or omission were by Licensee; and/or
(e)    any fraud, gross negligence, willful misconduct or willful omission of Licensee.
6.2    By UL. UL shall defend, indemnify and save harmless Licensee, its Affiliates, and its and their respective members, trustees, officers, directors, employees, agents, successors and assigns from and against any Losses to the extent arising out of or resulting from any third Person claim based upon or relating to:
(a)    any breach by UL of any of the agreements, terms, covenants or conditions of this Agreement to be performed by UL or any breach of any representation or warranty made by UL in this Agreement;
(b)    any claim by a third Person that Licensee’s or any Sublicensee’s use of any of the Licensed Brand Assets in compliance with the terms of this Agreement infringes, misappropriates, violates or dilutes the intellectual property rights of such third Person; and/or
(c)    any fraud, gross negligence, willful misconduct or willful omission of UL.

6.3    Defense. The indemnitee, promptly upon knowledge of such claim, shall notify the indemnitor in writing of any claim to which any indemnity hereunder applies, giving reasonable details of such claim. Notwithstanding the foregoing, the indemnitee’s failure to so notify the indemnitor shall not preclude it from seeking indemnification hereunder except to the extent such failure materially prejudices the indemnitor’s ability to defend such claim as provided herein (in which event the indemnitee’s right to indemnity will be reduced equitably to reflect such material prejudice). The indemnitor may, at its option and its cost, assume the defense of any claim or litigation to which this indemnity applies, with counsel reasonably satisfactory to the indemnitee. The indemnitee shall cooperate in such defense in all reasonable respects at the sole cost and expense of the indemnitor. Such action by the indemnitor shall not preclude the indemnitee from continuing the defense of its own interests at its sole cost and expense. The indemnitor will not enter into any settlement of a claim that involves a remedy other than the payment of money by the indemnitor, or agree to any action that would bind the indemnitee or compromise indemnitee’s rights in any way, without the indemnitee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnitor does not assume the defense of a claim subject to this Section 6.3, indemnitor may participate in such defense, at its expense, on a monitoring, non-controlling basis, and the indemnitee shall have the right to defend, compromise or settle the claim in such manner as it may deem appropriate, at the indemnitor’s expense.
7    BRAND GOVERNANCE. UL and Licensee will create and maintain throughout the Term a committee, council or other forum (along with Underwriters Laboratories Inc.) that will meet (including via telephone) from time to time to review and discuss matters related to the brand strategy of each entity and other areas of common interest related to brand development and implementation (the “Brand Governance Forum”).
8    EXPENSES. Unless otherwise expressly provided in this Agreement, each Party shall bear its own expenses, costs and charges incurred by it in the exercise of its rights or the performance of its obligations under this Agreement.
9    RELATIONSHIP OF PARTIES. It is the express intention of the Parties that, for the purposes of this Agreement, each Party is and shall be an independent contractor and no partnership shall exist between Licensee and UL. This Agreement shall not be construed to make a Party the agent or legal representative of the other Party, and neither Party is granted any right or authority to assume or create any obligations for, on behalf of, or in the name of the other Party. Without the prior authorization of the other Party, neither Party shall incur or contract any debt or obligation on behalf of the other Party. Licensee shall not commit any act, make any representation, or advertise in any manner that may reasonably be expected to (a) adversely affect UL’s ownership of the UL Masterbrand or the Licensed Brand Assets or (b) be detrimental to UL’s good name and reputation. UL shall not commit any act, make any representation, or advertise in any manner that may reasonably be expected to be detrimental to Licensee’s good name and reputation.
10    COMPLIANCE WITH LAW. Each Party shall comply with Applicable Laws applicable to its business, including its performance hereunder. In furtherance thereof and without limiting the foregoing:
10.1    FCPA. In connection with its performance under this Agreement, neither Party shall offer, pay, promise to pay, or authorize the payment of, any gift including money or other things of value (a) to any person who is an official, agent, employee, or representative of any Governmental Authority or (with respect to Licensee) any Sublicensee, (b) to any political party or official thereof or to any candidate for government or political party office, or (c) to any other Person if such Party knows or should reasonably be expected to know that all or any portion of such money, gift, or thing of value will be offered, given, or promised to any such official, agent, employee, representative, Sublicensee, political party, political party official, or candidate. Each Party represents and warrants to the other Party that it has not done any of the foregoing in connection with this Agreement or its performance hereunder; and
10.2    Approvals and Permits; Non-Cancellation. Each Party shall obtain all governmental approvals, permits, licenses and other authorizations necessary or appropriate for the Parties to perform their obligations under this Agreement; and Licensee shall not use any of the Licensed Brand Assets in any manner that would reasonably be expected to subject them to cancellation pursuant to 15 U.S.C. §1064, it being understood that use of the Licensed Brand Assets by Licensee in accordance with the terms of this Agreement shall not be deemed to violate 15 U.S.C. §1064.
11    TERM; SUSPENSION AND TERMINATION.
11.1    Term.  The term of this Agreement shall begin on the Effective Date and shall continue in perpetuity (the “Term”), unless this Agreement is terminated in accordance with Section 11.3.
11.2    Suspension of Rights.
(a)    A “Suspension Event” shall occur in relation to a specific use of a specific Licensed Brand Asset upon a material breach of this Agreement, a material violation of Applicable Law or an Uncured Quality Issue that continues uncured in each case for a period of thirty (30) days after UL notifies Licensee of such breach, violation or Uncured Quality Issue.
(b)    UL’s right to cause the suspension of any of Licensee’s rights under this Agreement upon occurrence of a Suspension Event shall not occur until the Parties have exhausted the informal dispute resolution procedures in Section 13.1, however, once a suspension determination is made by UL, it shall have immediate effect.
(c)    Upon the determination of the occurrence of a Suspension Event, Licensee shall immediately suspend the breaching activity giving rise to such Suspension Event (and cause Sublicensees to do so as well), provided that (i) such suspension shall be only apply to the specific use of the specific Licensed Brand Asset(s) that gave rise to the Suspension Event, and (ii) Licensee may dispose of any materials that are in production at the time of issuance of a suspension in a manner reasonably agreed upon by UL (not to be unreasonably withheld, conditioned or delayed) or otherwise shall destroy the same.
(d)    If at any time the underlying material violation, material breach or Uncured Quality Issue has been remedied to UL’s reasonable satisfaction, any Suspension Event with respect to the specific use of the specific Licensed Brand Asset(s) that are the subject of such violation, breach or Uncured Quality Issue will end and the corresponding suspension requirements set forth in Section 11.2(c) shall no longer be applicable with respect to such Suspension Event.
11.3    Termination. This Agreement may only be terminated as follows:
(a)    By UL on notice to Licensee if Licensee intends to cease use of all of the Licensed Brand Assets, without an intention to resume such use, e.g., a global rebrand whereby Licensee would cease use of all of the Licensed Brand Assets, provided that Licensee shall provide UL with at least three (3) months’ prior notice of any such cessation, but that Licensee’s public announcement of its intention to so globally rebrand shall be deemed such notice to UL;
(b)    Upon mutual, written consent of authorized officers of both Parties; and
(c)    By Licensee at any time upon at least three (3) months’ prior written notice to UL from an authorized officer of Licensee.
11.4    Effect of Termination.  Except as otherwise expressly provided in this Agreement, upon termination of this Agreement, all of Licensee’s rights hereunder shall revert to UL. Licensee and Sublicensees shall promptly undertake steps to end their use of the Licensed Brand Assets and shall end such use by the time periods indicated below. As long as Licensee and Sublicensees continue to use the Licensed Brand Assets, such use must comply with all applicable provisions of this Agreement.
(a)    Ending Use of Licensed Brand Assets.  In case of termination of this Agreement, Licensee shall end all use of the Licensed Brand Assets as soon as reasonably practicable and in no event later than six (6) months after the effective date of such termination (during which time period, Licensee shall have no right to create, produce or use new materials or activities using any Licensed Brand Assets (except to the extent it is contractually obligated to do so or to otherwise fulfill contractual obligations), and thereafter Licensee shall have no further right to use, or permit any Sublicensee to use, any of the Licensed Brand Assets in any manner whatsoever).
(b)    Cessation of Use or Transfer of Domain Names, Social Media Handles and Trade Names.  In case of termination of this Agreement, Licensee shall take the necessary steps to cease use of all Licensed Domain Names, Licensed Social Media Handles and Trade Names as soon as reasonably practicable and in no event later than six (6) months after the effective date of such termination. Additionally, at the request of UL and to the extent Licensee’s performance of its obligations set forth in this Section 11.4(b) will neither result in excise tax penalties under Chapter 42 of the Code nor otherwise be reasonably likely to negatively impact the tax exempt status of Licensee, Licensee will (i) transfer to UL the registrations for all Licensed Domain Names and Licensed Social Media Handles upon receipt of fair market value for the same, and (ii) transfer to UL (upon receipt of fair market value for such Licensed Trade Names), or if requested by UL, cancel or amend, all Licensed Trade Names registered to Licensee or otherwise in its power, possession or control as soon as reasonably practicable and in no event later than six (6) months after the effective date of such termination. Until the transfer of the registrations to UL, Licensee shall, or shall cause Sublicensees to, maintain such registrations, including paying all associated renewal fees, at Licensee’s and Sublicensees’ sole cost and expense to the extent doing so will neither result in excise tax penalties under Chapter 42 of the Code nor otherwise be reasonably likely to negatively impact the tax exempt status of Licensee.
(c)    No Goodwill Redundancy upon Termination.  Any and all goodwill that accrues or that has accrued as a consequence of the implementation of this Agreement will have accrued and shall accrue for the benefit of UL. Consequently, upon the termination of this Agreement for any reason, Licensee shall not acquire any right not expressly mentioned herein and in particular shall not be entitled to receive from UL any kind of compensation, redundancy fee or payment on the basis of any goodwill which might have arisen out of the implementation of this Agreement. Insofar as Licensee might have been regarded for the purposes of any Applicable Law to be entitled to any goodwill arising out of this Agreement or out of Licensee’s use of the UL Masterbrand or Licensed Brand Assets, Licensee hereby assigns and transfers to UL its ownership in that goodwill, without further consideration.
(d)    Survival. Any provision that, by its nature, would survive termination or is intended to come into force upon termination, including the following Sections: 5.4, 6, 7, 8, 9, 10, 11.4, 12, 13, 14 and 15 shall survive the termination of this Agreement for any reason.
12    NONDISCLOSURE OF CONFIDENTIAL INFORMATION.
12.1    Confidential Information. For purposes of this Agreement, “Confidential Information” means: (a) all non-public information and material of or held by a Party (the “Disclosing Party”) that the other Party (the “Receiving Party”) obtains knowledge of or access to in connection with this Agreement; (b) all non-public business and financial information of the Disclosing Party, including pricing, business plans, forecasts, revenues, expenses, earnings projections and sales data; and (c) the terms and conditions of this Agreement. Confidential Information does not include information that: (i) is now or hereafter becomes generally known or available through no act or failure to act on the part of the Receiving Party; (ii) is known by the Receiving Party at the time of receiving such information, as evidenced by its written records; (iii) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure; (iv) is independently developed by the Receiving Party without any breach of this Agreement, as evidenced by its written records; or (v) is the subject of a written permission to disclose provided by the Party that originated or generated or owned the information.
12.2    Non-Disclosure of Confidential Information. The Receiving Party shall use the same degree of care in protecting the confidentiality of the Disclosing Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care, and shall not, without the prior written consent of the Disclosing Party, disclose any Confidential Information of the Disclosing Party to any third party except as required by Applicable Laws, by the rules of any national stock exchange with respect to a Receiving Party’s publicly-traded securities, or as otherwise required in order to exercise its rights or perform its obligations under this Agreement. A Receiving Party may also disclose Confidential Information of the Disclosing Party to accountants, attorneys, insurers, bank, financing sources, lenders and other third-party advisors under a contractual, legal or enforceable ethical obligation of confidentiality, solely to the extent necessary in connection with the provision of services to the Receiving Party, and to potential investors provided any such information is marked as strictly confidential and required to be maintained in confidence. Upon the termination of this Agreement, each Party shall return to the other Party or destroy all of such other Party’s Confidential Information. Notwithstanding the foregoing, a Receiving Party may retain copies of the Disclosing Party’s Confidential Information to the extent such copies (a) are electronically stored pursuant to the Receiving Party’s ordinary course back-up procedures (including those regarding electronic communications), or (b) may otherwise be required by Applicable Laws or by rules of any national stock exchange with respect to a Receiving Party’s publicly-traded securities, so long as in the case of (a) and (b) such Confidential Information is kept confidential as required under this Agreement and is used for no other purpose. Each Party shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and each Party shall be responsible for the actions and inactions of each party to whom it disclosing Confidential Information of the other Party.
12.3    Legal Request. If a Receiving Party receives a request, or is required, to disclose any Disclosing Party’s Confidential Information under a subpoena, court order, statute, law, rule, regulation or inquiry issued by a court of competent jurisdiction or by a judicial or administrative agency, legislative body or committee, or self-regulatory organization (each a “Legal Request”), the Receiving Party shall, to the extent not precluded by Applicable Law, promptly notify the Disclosing Party in writing of such demand for disclosure so that the Disclosing Party may seek to avoid or minimize the Legal Request or obtain an appropriate protective order or other relief, or in the discretion of the Disclosing Party, waive compliance with the provisions of this Agreement. If so requested, Receiving Party shall reasonably cooperate in the defense against any Legal Request. If the Disclosing Party is unable to obtain or does not seek a protective order and the Receiving Party is legally required to disclose such Confidential Information, the Receiving Party will disclose only that portion of the requested Confidential Information that it is required to disclose.
13    DISPUTE RESOLUTION; ARBITRATION; INJUNCTIVE RELIEF.
13.1    Informal Dispute Resolution.
(a)    It is the intention of the Parties to use their respective and collective Reasonable Efforts to resolve expeditiously and on a mutually acceptable negotiated basis any dispute, controversy or claim arising out of or relating to this Agreement that may arise from time to time (each, a “Dispute”). In the event of a Dispute, the Parties shall meet promptly within the Brand Governance Forum to discuss the basis for such Dispute and shall use their Reasonable Efforts to negotiate in good faith to reach a reasonable resolution of such Dispute within thirty (30) days of presenting the Dispute within the Brand Governance Forum.
(b)    If the Parties are unable to resolve the Dispute within the Brand Governance Forum, the CEO of each Party shall endeavor to resolve the Dispute within five (5) days after the expiration of such thirty (30) day time period. The CEOs shall have twenty-one (21) days from the expiration of such 5-day time period to resolve the Dispute (unless the Parties agree to an extended time period). Any Dispute that cannot be so resolved within sixty (60) days shall be an “Unresolved Dispute” and resolved in accordance with the remainder of this Section 13.
13.2    Arbitration. Any Unresolved Dispute between the Parties arising out of or relating to this Agreement that cannot be resolved by the procedures set forth in Section 13.1 shall be resolved (subject to Section 13.6) solely by means of confidential binding arbitration conducted pursuant to the rules of JAMS (f/k/a Judicial Arbitration and Mediation Services, Inc.) then in effect except as they may be modified herein or by later agreement of the Parties.
13.3    Appointment of Arbitrator. Each arbitration shall be conducted by one arbitrator to be selected by mutual agreement of the Parties (the “Arbitrator”), with such selection to be completed within fifteen (15) days after the delivery of a notice of arbitration. If the Parties cannot mutually agree upon the Arbitrator within this time period, then the Arbitrator shall be appointed by JAMS. Each Arbitrator shall be independent and shall be an attorney or retired judge with at least ten (10) years’ experience in the relevant area of the Unresolved Dispute.
13.4    Proceedings. The Parties shall be entitled to conduct discovery provided that (a) the Arbitrator must authorize all such discovery in advance based on findings that the material sought is relevant to the issues in dispute and that the nature and scope of such discovery is reasonable under the circumstances, and (b) discovery shall be limited to depositions and production of documents unless the Arbitrator determines otherwise.
13.5    Number and Definition of Unresolved Disputes. Any arbitration may involve one or more Unresolved Disputes brought by either Party. Each Unresolved Dispute must be narrowly defined by the complaining Party and included within the notice of arbitration.
13.6    Relief. The Arbitrator shall have the power to grant any relief sought by any Party to the Unresolved Dispute, including any equitable or injunctive relief, including specific performance that is consistent with the terms of this Agreement and Applicable Law, except that a Suspension Event shall be determined only in accordance with the standards set forth in Section 11.2. Either Party may, without inconsistency with this arbitration provision, seek temporary or preliminary injunctive or provisional relief concerning an Unresolved Dispute from a court, to remain in effect until such time as the Arbitrator resolves the Unresolved Dispute. Such relief may include affirmative relief as well as relief to preserve the status quo. Any proceeding initiated shall be brought exclusively in the United States District Court for the Northern District of Illinois in Chicago, Illinois or, if it is determined that the action cannot be brought in a United States District Court, such relief shall be sought in the state courts of the State of Illinois, Cook County, in Chicago, Illinois. For purposes of this Section 13.6, the Parties consent to the personal jurisdiction of the United States District Court for the Northern District of Illinois and the state courts of the State of Illinois, Cook County, as appropriate.
13.7    Timing of an Arbitrator’s Decision. It is the intent of the Parties that the Arbitrator shall use his or her best efforts to issue the final award or awards within 90 days after his or her appointment, unless the complexity of an Unresolved Dispute reasonably requires additional time for a fair resolution, as determined by the Arbitrator. In addition, the Parties may agree to extend this time limit, or the Arbitrator may do so in his or her discretion if he or she determines the interest of justice so requires. Failure to adhere to these time limits shall not be a basis for challenging the award.
13.8    Venue. The place of arbitration shall be Chicago, Illinois.
13.9    Governing Law. The law governing the interpretation and enforcement of this arbitration provision shall be the United States Federal Arbitration Act.

13.10    Fees and Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of any arbitration, and shall pay an equal share of the fees and costs of the Arbitrator, except UL shall pay Licensee’s attorneys’ fees and costs if the Arbitrator finds UL’s suspension determination in Section 11.2 wrongful and Licensee is the prevailing Party.
13.11    Ruling on Multiple Unresolved Disputes. For the avoidance of doubt, if multiple Unresolved Disputes are submitted in a single arbitration, the Arbitrator may rule in favor of one Party for all Unresolved Disputes, or the other Party for all Unresolved Disputes, or for some Unresolved Disputes in favor of different Parties.
13.12    Findings and Conclusions. There shall be a record of the proceedings at each arbitration. Each award rendered by an Arbitrator shall include written findings of fact and conclusions of law, and shall be final and binding on the Parties. Judgment on each arbitration award may be entered in any court of competent jurisdiction. Any monetary award rendered by an Arbitrator shall be limited to direct and actually incurred damages, and shall exclude losses and damages of the types set forth in Section 5.4(b). No Arbitrator shall not have the power to reform, amend or make any material change to this Agreement or any other agreement between the Parties except in accordance with Section 15.3. Any action to confirm, modify, correct or vacate an arbitral award rendered under the terms of this Agreement shall be brought exclusively in the United States District Court for the Northern District of Illinois in Chicago, Illinois, or if it is determined that the action cannot be brought in a United States District Court, such relief shall be sought in the state courts of the State of Illinois, Cook County, in Chicago, Illinois. For purposes of this Section 13.12, the Parties consent to the personal jurisdiction of the United States District Court for the Northern District of Illinois and the state courts of the State of Illinois, Cook County, as appropriate.
13.13    Confidentiality. Except as may be required by Applicable Law, the Parties shall maintain confidentiality as to all aspects of any arbitration, including its existence and results, except that nothing herein shall prevent a Party from disclosing information regarding an arbitration for purposes of enforcing this clause or the award or seeking temporary or preliminary injunctive or provisional remedies from a court of competent jurisdiction. The Parties shall obtain each Arbitrator’s agreement to preserve the confidentiality of the arbitration.
14    ASSIGNMENT. Without the prior written consent of UL, Licensee shall not (a) sell, assign, transfer, or convey this Agreement or any right or interest herein or (b) suffer or permit any such sale, assignment, transfer, or conveyance to occur by operation of law. Notwithstanding the foregoing, a transaction pursuant to which Licensee is merged with or reorganized into a successor charitable entity with a substantially similar charitable purpose as Licensee shall not be considered a sale, assignment, transfer or conveyance under this Section 14. Any sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance in contradiction with this Section 14 shall be void.
15    MISCELLANEOUS.
15.1    Approval Rights. Unless otherwise specified herein to the contrary, any approval or consent rights retained by UL hereunder shall be exercised by UL acting in a commercially reasonable manner taking the needs of both Parties into account, and UL’s approval or consent shall not be unreasonably withheld, conditioned or delayed; provided that UL may exercise such approval or consent rights in its sole discretion in any instance where Licensee’s actions would reasonably be expected to result in the loss or diminishment of UL’s rights in the UL Masterbrand or the Licensed Brand Assets.
15.2    Successors. This Agreement shall bind and inure to the benefit of the successors, legal representatives, and assigns of each of the Parties.
15.3    Severability. Any term or provision of this Agreement that is held by the Arbitrator or a court of competent jurisdiction to be invalid, void or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof. If the final award of the Arbitrator or the judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, void or unenforceable, the Arbitrator or court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
15.4    Applicable Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Illinois, U.S.A. without reference to its choice of law principles.
15.5    Notices. Any and all notices or other communications to be given by one of the Parties to the other shall be in writing and shall be deemed sufficiently given when forwarded by prepaid registered or certified first class mail, by hand delivery or international courier service, or, for notices of a non-legal nature, e-mail, to the other Party and each case at the following address or such other address as a Party may furnish from time to time:
If to Licensee:
Chief Legal Officer
ULSE Inc.
1603 Orrington Avenue, Suite 2000
Evanston, Illinois 60201
Email:
If to UL:
Chief Legal Officer
UL LLC
333 Pfingsten Road
Northbrook, Illinois 60062
Email:
Such notices shall be deemed to have been received upon acknowledgement of receipt or, if earlier, five (5) Business Days after mailing by first class mail, the following Business Day if sent by email or by hand, and two (2) days after delivery to an overnight courier service.
15.6    English Language; Construction. The originals of this Agreement are being executed in the English language. In the event of any conflict or inconsistency between the English language version of this Agreement and other translated portion or version of this Agreement, the English language version shall prevail. All communications to be made or given pursuant to this Agreement shall be in the English language.
15.7    Captions. The captions contained in this Agreement are included for convenience only and shall not contradict or otherwise affect the interpretation of the Agreement.
15.8    Integration. This Agreement is intended as the complete, final and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter herein and subject to Section 2.1, supersedes all prior oral and written agreements, understandings, commitments and practices between the Parties. Subject to Section 2.1, no agreement of any kind relating to the subject matter covered by this Agreement shall be binding upon either Party unless set forth in a written document executed by the Parties after the Effective Date.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date and have caused this Agreement to be executed by their duly authorized officers.

UL LLC	ULSE INC.

By:	By:

Name:	Name:

Its:	Its:
Signature Page to License Agreement